Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Callable Zero Interest Rate Notes Due 2036
Final Term Sheet
April 21, 2006

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Notes are fully and unconditionally
guaranteed by Citigroup Inc., Citigroup Funding's parent company.
Rating of Issuer's Obligations:	Aa1/AA- (Moody's/S&P)
based upon the Citigroup guarantee.
Offering:	Callable Zero Interest Rate Notes Due 2036
Sole Underwriter:	Citigroup Global Markets Inc.
Principal Amount Issued:	US$15,000,000.00
Pricing Date:	April 21, 2006
Issue Date:	May 15, 2006
Maturity Date:	May 15, 2036
Issue Price:	11.56985% of the principal amount
Interest Rate:	Zero.
Interest accrues semi-annually on a 30/360 basis at a rate of 7.32% per annum and is paid once at maturity or call date.  Please see schedule below for the accreted value.
Interest Calculation Period:	Each six-month period from and including
May 15, 2006 to and including the day immediately preceding November 15, 2006, and semi-annually thereafter.  Please see attached schedule.
Payment at Maturity:	100% of the principal amount
Early Redemption:	Callable, in whole and not in part, by the Issuer on each May
15 and November 15, beginning on May 15, 2008 and semiannually thereafter.
Notice of Redemption:	Not less than 30 Calendar Days
Business Day:	New York and London
Calculation Agent:	Citibank, N.A.
Form and Denomination:	Registered Medium-Term Notes in minimum denominations
and minimum increments of US$1,000.00
Clearing and Settlement:	DTC
Listing:	None
CUSIP/ISIN Number:	1730T0AK5
Underwriting Discount:	0.00%

Accretion Schedule:

Start Date		Notional ($mm)

05/15/06		   1,735,477.51
11/15/06		   1,798,995.98
05/15/07		   1,864,839.23
11/15/07		   1,933,092.35
05/15/08		   2,003,843.53
11/15/08		   2,077,184.20
05/15/09		   2,153,209.15
11/15/09		   2,232,016.60
05/15/10		   2,313,708.41
11/15/10		   2,398,390.14
05/15/11		   2,486,171.22
11/15/11		   2,577,165.08
05/15/12		   2,671,489.32
11/15/12		   2,769,265.83
05/15/13		   2,870,620.96
11/15/13		   2,975,685.69
05/15/14		   3,084,595.79
11/15/14		   3,197,491.99
05/15/15		   3,314,520.20
11/15/15		   3,435,831.64
05/15/16		   3,561,583.08
11/15/16		   3,691,937.02
05/15/17		   3,827,061.91
11/15/17		   3,967,132.38
05/15/18		   4,112,329.42
11/15/18		   4,262,840.68
05/15/19		   4,418,860.65
11/15/19		   4,580,590.95
05/15/20		   4,748,240.58
11/15/20		   4,922,026.18
05/15/21		   5,102,172.34
11/15/21		   5,288,911.85
05/15/22		   5,482,486.02
11/15/22		   5,683,145.01
05/15/23		   5,891,148.12
11/15/23		   6,106,764.14
05/15/24		   6,330,271.70
11/15/24		   6,561,959.65
05/15/25		   6,802,127.37
11/15/25		   7,051,085.23
05/15/26		   7,309,154.95
11/15/26		   7,576,670.02
05/15/27		   7,853,976.15
11/15/27		   8,141,431.67
05/15/28		   8,439,408.07
11/15/28		   8,748,290.41
05/15/29		   9,068,477.84
11/15/29		   9,400,384.13
05/15/30		   9,744,438.19
11/15/30		 10,101,084.62
05/15/31		 10,470,784.32
11/15/31		 10,854,015.03
05/15/32		 11,251,271.98
11/15/32		 11,663,068.53
05/15/33		 12,089,936.84
11/15/33		 12,532,428.53
05/15/34		 12,991,115.41
11/15/34		 13,466,590.24
05/15/35		 13,959,467.44
11/15/35		 14,470,383.95
05/15/36		 15,000,000.00


Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.